Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2014 Diluted Non-GAAP Cash Earnings per Share of $0.29(1) and Diluted GAAP Earnings per Share of $0.26

Board of Directors Declares 41st Consecutive Quarterly Cash Dividend of $0.25 per Share

1Q 2014 Highlights

  Solid Earnings, Strong Returns:
  - The Company generated 1Q 2014 GAAP earnings of $115.3 million, providing a 1.05% return on average tangible assets and a 14.22% return on average tangible stockholders’ equity. (2)
  Strong Held-for-Investment Loan Production:
  - Loans produced for investment totaled $2.8 billion in 1Q 2014, including $1.9 billion of multi-family loans.
  Continued Loan Growth:
  - Held-for-investment loans grew $1.0 billion, or 13.8% (annualized), from the year-end 2013 balance to $30.9 billion at 3/31/2014.
  - Multi-family loans accounted for $756.0 million of the linked-quarter increase in loans held for investment, having grown 14.6% (annualized) to $21.5 billion at quarter-end.
  Quality Assets:
  - Net charge-offs represented $2.6 million, or 0.01%, of average loans in 1Q 2014.
  - Non-performing non-covered loans represented $113.4 million, or 0.37%, of total non-covered loans at quarter-end.
  - Non-performing non-covered assets represented $184.0 million, or 0.41%, of total non-covered assets.
  Significant Deposit Growth:
  - Deposits rose $1.1 billion, or 4.3%, from the 12/31/2013 balance to $26.8 billion at 3/31/2014.
  Continued Efficiency:
  - Operating expenses represented 1.23% of average assets in 1Q 2014; the efficiency ratio was 44.81%.
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.37% of tangible assets at 3/31/2014. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 30, 2014--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $115.3 million, or $0.26 per diluted share, for the three months ended March 31, 2014. Included in the current first-quarter amount was a one-time charge to income tax expense of $4.5 million, recorded pursuant to a change in the New York State tax laws, together with a $2.9 million after-tax gain on the sale of securities and a $2.3 million after-tax gain on the sale of Visa Class B shares.

In addition, the Company reported cash earnings of $125.7 million, or $0.29 per diluted share, in the first three months of this year. (1)

__________
Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

Commenting on the Company’s first quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “While several factors contributed to the strength of our performance, the growth of our loan portfolio was perhaps the most overt. Loans held for investment rose $1.0 billion sequentially, to $30.9 billion, reflecting an annualized growth rate of 13.8%. Consistent with our status as a leading multi-family lender, multi-family loans represented $21.5 billion of the quarter-end balance and $756.0 million of the linked-quarter increase, having grown at an annualized rate of 14.6% in the first three months of this year.

“While I often point to loan growth as a highlight of our performance, I’m especially pleased to add deposit growth to the list. Reflecting the strength of a campaign we launched early in the quarter, deposits rose $1.1 billion, or 4.3%, in the first three months of this year. One benefit of our deposit growth was a reduction in wholesale funding, with wholesale borrowings declining $277.7 million sequentially.

“While loan and deposit growth were the primary features of our first quarter performance, the continued quality of our assets was also high on the list. An increase in non-performing non-covered loans--due to a single multi-family credit--had little impact on our asset quality measures, with non-performing non-covered assets representing 0.41% of total non-covered assets at the end of March. In addition, net charge-offs represented 0.01% of average loans for the quarter, consistent with the measure in the trailing three-month period.”

Board of Directors Declares $0.25 per Share Dividend Payable on May 22, 2014

“Reflecting the strength of our earnings and our capital position, the Board of Directors last night declared our 41st consecutive quarterly cash dividend of $0.25 per share. The dividend is payable on May 22, 2014 to shareholders of record at the close of business on May 12, 2014," Mr. Ficalora said.

Balance Sheet Summary

Total assets grew $879.2 million from the balance at December 31, 2013 to $47.6 billion at March 31, 2014. The increase was largely driven by an $895.5 million rise in total loans to $33.8 billion, representing 71.1% of total assets at the current first quarter-end.

Loans Held for Investment

Loans held for investment represented $30.9 billion, or 64.9%, of total assets at the end of the current first quarter, reflecting a $1.0 billion, or 3.5%, increase from the balance at December 31, 2013. The Company originated $2.8 billion of held-for-investment loans over the course of the quarter, down $278.5 million from the volume produced in the fourth quarter of last year.

Multi-family loans represented $1.9 billion, or 69.1%, of the current first quarter’s production, exceeding the trailing-quarter volume by $96.3 million. Commercial real estate (“CRE”) loans represented $472.7 million of the current first quarter’s production, a $365.7 million decrease from the trailing-quarter amount.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios:

(dollars in thousands)	March 31, 2014		December 31, 2013
Multi-Family Loan Portfolio:
Loans outstanding	$21,470,213		$20,714,197
Percent of total held-for-investment loans	69.6%		69.4%
Average loan size	$4,629		$4,530
Expected weighted average life	2.9	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,490,805		$7,366,138
Percent of total held-for-investment loans	24.3%		24.7%
Average loan size	$4,824		$4,720
Expected weighted average life	3.4	years	3.3	years

Also included in loans held for investment at March 31, 2014 were one-to-four family loans of $627.0 million; acquisition, development, and construction (“ADC”) loans of $373.0 million; and commercial and industrial (“C&I”) loans of $869.3 million, including specialty finance loans and leases of $220.2 million.

In the three months ended March 31, 2014, originations of one-to-four family, ADC, and C&I loans totaled $85.2 million, $55.9 million, and $256.0 million, respectively. Specialty finance loans and leases accounted for $104.9 million of the C&I loans produced in the first quarter of this year.

Loans Held for Sale

The balance of loans held for sale declined $40.7 million from the year-end 2013 balance to $266.2 million at March 31, 2014. Originations of one-to-four family loans held for sale fell $66.7 million sequentially, to $636.9 million, as the level of residential mortgage interest rates in the current first quarter continued to discourage home purchases and refinancing activity. In addition, the average balance of loans held for sale was $230.6 million in the current first quarter, down $48.1 million from the balance in the fourth quarter of last year.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $93.5 million from the December 31, 2013 balance to $2.7 billion at March 31, 2014. The latter balance represented 8.0% of total loans.

In the three months ended March 31, 2014 and December 31, 2013, accretion on the covered loan portfolio was $34.7 million and $36.7 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $3.0 billion, including loans held for investment of approximately $2.4 billion and one-to-four family loans held for sale of approximately $560.0 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

Primarily reflecting the transfer of a $10.8 million multi-family loan to non-accrual status, non-performing non-covered loans rose to $113.4 million at the end of the current first quarter from $103.5 million at December 31, 2013. The respective balances were equivalent to 0.37% and 0.35% of total non-covered loans.

The rise in non-performing non-covered loans was somewhat tempered by a $737,000 decline in OREO, to $70.7 million, from the balance recorded at the end of last year. As a result, non-performing assets rose $9.1 million sequentially, to $184.0 million, representing 0.41% of total non-covered assets at the end of March.

The following table summarizes the Company’s non-performing non-covered loans and assets at March 31, 2014 and December 31, 2013:

(in thousands)	March 31, 2014	December 31, 2013
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$68,012	$58,395
Commercial real estate	27,014	24,550
Acquisition, development, and construction	2,328	2,571
One-to-four family	9,640	10,937
Total non-accrual non-covered mortgage loans	$106,994	$96,453
Other non-accrual non-covered loans	6,385	7,084
Total non-performing non-covered loans	$113,379	$103,537
Non-covered other real estate owned	70,655	71,392
Total non-performing non-covered assets	$184,034	$174,929

Net charge-offs were $2.6 million in the current first quarter, equivalent to 0.01% of average loans, non-annualized. In the trailing quarter, net charge-offs were modestly lower, at $2.4 million, but also equal to 0.01% of average loans, non-annualized.

The balance of loans 30 to 89 days past due (“past-due loans”) reflected substantial improvement, declining $18.5 million, or 49.9%, from the December 31st balance to $18.6 million at the end of March. The linked-quarter decline was attributable to a $30.0 million reduction in past-due multi-family loans to $3.6 million, which exceeded the impact of a $10.0 million increase in past-due CRE loans to $11.8 million. The $30.0 million reduction in past-due multi-family credits reflects the disposition of two multi-family loans totaling $30.9 million in the first quarter of this year.

The net effect of the decline in past-due loans and the rise in non-performing non-covered assets was a $9.4 million reduction in total delinquencies, to $202.6 million at March 31, 2014.

The following table presents the Company's asset quality measures at or for the three months ended March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Non-performing non-covered loans to total
non-covered loans	0.37%	0.35%
Non-performing non-covered assets to total
non-covered assets	0.41	0.40
Net charge-offs during the period to average loans
during the period (non-annualized)	0.01	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	122.92	137.10
Allowance for losses on non-covered loans to total
non-covered loans	0.45	0.48

Securities

Securities represented $8.0 billion, or 16.7%, of total assets at the close of the current first quarter, comparable to the balance at December 31st. Included in the March 31st amount were securities held to maturity of $7.7 billion, representing 96.9% of total securities at that date. In addition, government-sponsored enterprise ("GSE") obligations represented 95.9% of total securities at the close of the current first quarter, slightly higher than the percentage at December 31st.

Funding Sources

Deposits rose $1.1 billion, or 4.3%, sequentially, to $26.8 billion, as the Company embarked on a campaign to foster deposit growth. While the increase in deposits stemmed from all four account categories, the largest gain was in NOW and money market accounts, which rose $643.3 million to $11.2 billion at March 31st. In addition, savings accounts rose $272.2 million to $6.2 billion, and non-interest-bearing accounts rose $174.5 million to $2.4 billion. Deposits represented 56.2% of total assets at the close of the current first quarter, an increase from 55.0% at December 31, 2013.

In tandem with the linked-quarter increase in deposits, the Company reduced its balance of borrowed funds, albeit to a more modest degree. Reflecting a $277.7 million reduction in wholesale borrowings to $14.5 billion, borrowed funds declined to $14.8 billion at the end of March. The March 31st balance represented 31.2% of total assets, a reduction from 32.4% at December 31, 2013.

Stockholders’ Equity

Stockholders’ equity totaled $5.7 billion at the close of the current first quarter, a $7.0 million increase from the balance at December 31, 2013. Excluding goodwill and core deposit intangibles (“CDI”) from the balances recorded at the end of March and December, tangible stockholders’ equity rose $9.3 million to $3.3 billion in the three months ended March 31,2014.(2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of the current first quarter, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended March 31, 2014

The Company generated GAAP earnings of $115.3 million, or $0.26 per diluted share, in the current first quarter, as compared to $120.2 million, or $0.27 per diluted share, in the fourth quarter of 2013. Included in the current first-quarter amount was a one-time charge to income tax expense of $4.5 million, a $2.9 million after-tax gain on the sale of securities, and a $2.3 million after-tax gain on the sale of Visa Class B shares.

Net Interest Income

Net interest income totaled $284.2 million in the current first quarter, as compared to $297.3 million in the fourth quarter of last year. While interest expense fell $2.6 million sequentially, to $131.2 million, the decrease was exceeded by a $15.7 million decline in interest income to $415.3 million. In addition, the Company’s net interest margin was 2.72% in the current first quarter, as compared to 2.92% in the trailing three months. The following factors contributed to the linked-quarter reductions:

  Prepayment penalty income accounted for $20.4 million of the interest income recorded in the current first quarter, as compared to $33.0 million in the fourth quarter of last year. In addition, prepayment penalty income contributed 19 basis points to the current first-quarter margin, as compared to 32 basis points in the trailing three-month period. Absent the contribution of prepayment penalty income, the linked-quarter decline in the margin was seven basis points.
  The average balance of interest-earning assets rose $760.7 million sequentially, to $41.5 billion, the result of a $594.8 million increase in the average loan balance to $33.0 billion and a $165.8 million increase in the average balance of securities and money market investments to $8.5 billion. The benefit of the increase in the average balance was tempered by the impact of a 22-basis point decline in the average yield on interest-earning assets to 4.00%. While the average yield on securities and money market investments rose one basis point, to 3.29%, in the current first quarter, the average yield on loans fell 28 basis points to 4.19%. The decline in prepayment penalty income accounted for 16 basis points of this reduction, while the replenishment of the loan portfolio at lower yields accounted for the remaining 12 basis points.
  In the first quarter of 2014, the average balance of interest-bearing liabilities rose $819.8 million sequentially, to $38.6 billion, the result of a $598.3 million increase in average interest-bearing deposits to $23.5 billion and a $221.5 million increase in average borrowed funds to $15.0 billion. Notwithstanding the increase in the average balance, the average cost of interest-bearing liabilities dropped two basis points sequentially, to 1.38%. The decrease was the result of a one-basis point decline in the average cost of interest-bearing deposits and a four-basis point decline in the average cost of borrowed funds, to 0.58% and 2.62%, respectively.

Provisions for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans, no provision for such losses was recorded in the first quarter of 2014. In the trailing quarter, the Company recorded a provision for losses on non-covered loans of $3.0 million.

(Recovery of) Provision for Losses on Covered Loans

The Company recovered $14.6 million from the allowance for losses on covered loans in the current first quarter, as compared to a recovery of $5.8 million in the trailing three-month period. The recoveries were recorded in connection with an increase in expected cash flows on certain pools of loans acquired in the Company’s FDIC-assisted transactions. Because the covered loan portfolio is covered by FDIC loss sharing agreements, the respective recoveries were partially offset by FDIC indemnification expense of $11.7 million and $4.7 million, which was recorded in non-interest income during the respective periods.

Non-Interest Income

Non-interest income totaled $37.2 million in the current first quarter, down $1.6 million from the total recorded in the fourth quarter of last year. The sequential decline was primarily due to the aforementioned increase in the FDIC indemnification expense recorded in connection with the recovery from the allowance for covered loan losses, as the expected cash flows on certain pools of loans increased. In the current first quarter, FDIC indemnification expense totaled $11.7 million, as compared to $4.7 million in the trailing three-month period.

The impact of this decline was largely offset by a $1.9 million increase in mortgage banking income, to $14.6 million; a $4.9 million gain on the sale of securities; and a $3.9 million gain on the sale of Visa Class B shares. Income from originations represented $3.8 million of mortgage banking income in the current first quarter, while servicing income represented the remaining $10.8 million. By comparison, income from originations and servicing income represented $2.1 million and $10.7 million, respectively, of total mortgage banking income in the fourth quarter of 2013.

Non-Interest Expense

Non-interest expense declined $3.1 million sequentially, to $146.3 million, the result of a $2.4 million decrease in operating expenses to $144.0 million, and a $742,000 reduction in the amortization of CDI.

The reduction in operating expenses was the net effect of a $3.8 million decline in general and administrative (“G&A”) expense to $42.3 million; a $533,000 rise in compensation and benefits expense to $75.7 million; and an $847,000 increase in occupancy and equipment expense to $26.0 million. The reduction in G&A expense was largely driven by a decline in legal and other professional fees.

Income Tax Expense

Income tax expense rose $5.1 million sequentially, to $74.4 million, primarily due to a one-time increase of $4.5 million in the Company’s net deferred tax liability balance, reflecting the impact of the New York State tax legislation enacted on March 31st.

About New York Community Bancorp, Inc.

With assets of $47.6 billion at March 31, 2014, New York Community Bancorp, Inc. currently ranks 20th among the largest U.S. bank holding companies, and is a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that are rent-regulated and feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with over 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 30, 2014, at 9:30 a.m. (Eastern Time) to discuss its first quarter 2014 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 1Q14NYCB. A replay will be available approximately two hours following completion of the call through midnight on May 4th, and may be accessed by calling (800) 283-4783 (domestic) or (402) 220-0859 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 28, 2014.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2013, including in the Risk Factors section of these and other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 9 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 10 of this release.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$672,872	$644,550
Securities:
Available-for-sale	245,321	280,738
Held-to-maturity	7,707,092	7,670,282
Total securities	7,952,413	7,951,020
Loans held for sale	266,240	306,915
Non-covered mortgage loans held for investment:
Multi-family	21,470,213	20,714,197
Commercial real estate	7,490,805	7,366,138
One-to-four family	626,975	560,730
Acquisition, development, and construction	372,998	343,282
Total non-covered mortgage loans held for investment	29,960,991	28,984,347
Non-covered other loans held for investment	906,640	853,642
Total non-covered loans held for investment	30,867,631	29,837,989
Less: Allowance for losses on non-covered loans	(139,361)	(141,946)
Non-covered loans held for investment, net	30,728,270	29,696,043
Covered loans	2,695,158	2,788,618
Less: Allowance for losses on covered loans	(49,439)	(64,069)
Covered loans, net	2,645,719	2,724,549
Total loans, net	33,640,229	32,727,507
Federal Home Loan Bank stock, at cost	545,113	561,390
Premises and equipment, net	278,216	273,299
FDIC loss share receivable	460,426	492,674
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	13,918	16,240
Other assets (includes $36,134 and $37,477, respectively, of other real estate owned
covered by loss sharing agreements)	1,568,152	1,585,476
Total assets	$47,567,470	$46,688,287

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$11,180,217	$10,536,947
Savings accounts	6,193,669	5,921,437
Certificates of deposit	6,934,692	6,932,096
Non-interest-bearing accounts	2,444,988	2,270,512
Total deposits	26,753,566	25,660,992
Borrowed funds:
Wholesale borrowings	14,464,899	14,742,576
Other borrowings	362,481	362,426
Total borrowed funds	14,827,380	15,105,002
Other liabilities	243,872	186,631
Total liabilities	41,824,818	40,952,625
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 442,659,460 and 440,873,285
shares issued; and 442,654,213 and 440,809,365 shares outstanding, respectively)	4,427	4,409
Paid-in capital in excess of par	5,347,183	5,346,017
Retained earnings	426,251	422,761
Treasury stock, at cost (5,247 and 63,920 shares, respectively)	(84)	(1,032)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	1,102	277
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,587)	(5,604)
Pension and post-retirement obligations, net of tax	(30,640)	(31,166)
Total accumulated other comprehensive loss, net of tax	(35,125)	(36,493)
Total stockholders’ equity	5,742,652	5,735,662
Total liabilities and stockholders’ equity	$47,567,470	$46,688,287

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Interest Income:
Mortgage and other loans	$345,530	$362,166	$366,999
Securities and money market investments	69,781	68,876	45,808
Total interest income	415,311	431,042	412,807

Interest Expense:
NOW and money market accounts	8,396	8,319	9,175
Savings accounts	6,473	6,438	4,021
Certificates of deposit	19,060	19,582	22,235
Borrowed funds	97,232	99,378	102,200
Total interest expense	131,161	133,717	137,631
Net interest income	284,150	297,325	275,176
Provision for losses on non-covered loans	--	3,000	5,000
(Recovery of) provision for losses on covered loans	(14,630)	(5,829)	4,502
Net interest income after (recoveries
of) provisions for loan losses	298,780	300,154	265,674

Non-Interest Income:
Mortgage banking income	14,610	12,753	26,109
Fee income	8,894	9,647	8,772
Bank-owned life insurance	6,829	7,432	7,253
Net gain on sales of securities	4,873	3,272	16,622
FDIC indemnification (expense) income	(11,704)	(4,663)	3,602
Gain on Visa shares sold	3,856	--	--
Other income	9,877	10,369	13,193
Total non-interest income	37,235	38,810	75,551

Non-Interest Expense:
Operating expenses:
Compensation and benefits	75,740	75,207	83,506
Occupancy and equipment	25,998	25,151	23,600
General and administrative	42,264	46,051	44,569
Total operating expenses	144,002	146,409	151,675
Amortization of core deposit intangibles	2,323	3,065	4,421
Total non-interest expense	146,325	149,474	156,096
Income before income taxes	189,690	189,490	185,129
Income tax expense	74,436	69,335	66,454
Net Income	$115,254	$120,155	$118,675

Basic earnings per share	$0.26	$0.27	$0.27
Diluted earnings per share	$0.26	$0.27	$0.27

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 10 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013 follow:

(in thousands, except per share data)	For the Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
GAAP Earnings	$115,254	$120,155	$118,675
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-
related benefit plans	6,664	5,621	5,537
Associated tax effects	1,496	895	(64)
Amortization of core deposit intangibles	2,323	3,065	4,421
Total additional contributions to tangible stockholders’ equity (1)	10,483	9,581	9,894
Cash earnings	$125,737	$129,736	$128,569

Diluted GAAP Earnings per Share	$0.26	$0.27	$0.27
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.02	0.02	0.01
Associated tax effects	--	--	--
Amortization of core deposit intangibles	0.01	0.01	0.01
Total additions	0.03	0.03	0.02
Diluted cash earnings per share	$0.29	$0.30	$0.29

Cash Earnings Data:
Cash return on average assets	1.07%	1.13%	1.19%
Cash return on average tangible assets (1)	1.13	1.19	1.26
Cash return on average stockholders’ equity	8.77	9.19	9.13
Cash return on average tangible stockholders’ equity (1)	15.33	16.27	16.25
Cash efficiency ratio (2)	42.73	41.88	41.67

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 10 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013 follow:

		At or for the
		Three Months Ended
		March 31,	December 31,	March 31,
		2014	2013	2013
(in thousands)
Total Stockholders’ Equity		$5,742,652	$5,735,662	$5,665,614
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
	Core deposit intangibles	(13,918)	(16,240)	(27,603)
Tangible stockholders’ equity		$3,292,603	$3,283,291	$3,201,880

Total Assets		$47,567,470	$46,688,287	$44,511,718
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
	Core deposit intangibles	(13,918)	(16,240)	(27,603)
Tangible assets		$45,117,421	$44,235,916	$42,047,984

Tangible Stockholders’ Equity		$3,292,603	$3,283,291	$3,201,880
Add back:	Accumulated other comprehensive loss,
	net of tax	35,125	36,493	62,528
Adjusted tangible stockholders’ equity		$3,327,728	$3,319,784	$3,264,408

Tangible Assets		$45,117,421	$44,235,916	$42,047,984
Add back:	Accumulated other comprehensive loss,
	net of tax	35,125	36,493	62,528
Adjusted tangible assets		$45,152,546	$44,272,409	$42,110,512

Average Stockholders’ Equity		$5,732,105	$5,643,882	$5,630,877
Less: Average goodwill and core deposit intangibles		(2,451,571)	(2,454,191)	(2,466,622)
Average tangible stockholders’ equity		$3,280,534	$3,189,691	$3,164,255

Average Assets		$46,872,770	$46,107,450	$43,243,259
Less: Average goodwill and core deposit intangibles		(2,451,571)	(2,454,191)	(2,466,622)
Average tangible assets		$44,421,199	$43,653,259	$40,776,637

Net Income		$115,254	$120,155	$118,675
Add back:	Amortization of core deposit intangibles,
	net of tax	1,394	1,839	2,653
Adjusted net income		$116,648	$121,994	$121,328

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
March 31, 2014	December 31, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$33,011,094	$345,530	4.19%	$32,416,249	$362,166	4.47%
Securities and money market investments	8,519,165	69,781	3.29	8,353,357	68,876	3.28
Total interest-earning assets	41,530,259	415,311	4.00	40,769,606	431,042	4.22
Non-interest-earning assets	5,342,511	5,337,844
Total assets	$46,872,770	$46,107,450
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$10,609,142	$8,396	0.32%	$10,019,941	$8,319	0.33%
Savings accounts	5,907,399	6,473	0.44	5,864,364	6,438	0.44
Certificates of deposit	7,023,958	19,060	1.10	7,057,894	19,582	1.10
Total interest-bearing deposits	23,540,499	33,929	0.58	22,942,199	34,339	0.59
Borrowed funds	15,048,416	97,232	2.62	14,826,934	99,378	2.66
Total interest-bearing liabilities	38,588,915	131,161	1.38	37,769,133	133,717	1.40
Non-interest-bearing deposits	2,341,013	2,475,847
Other liabilities	210,737	218,588
Total liabilities	41,140,665	40,463,568
Stockholders’ equity	5,732,105	5,643,882
Total liabilities and stockholders’ equity	$46,872,770	$46,107,450
Net interest income/interest rate spread	$284,150	2.62%	$297,325	2.82%
Net interest margin	2.72%	2.92%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$18,857,554	$14,869	0.32%	$18,360,152	$14,757	0.32%
(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended March 31,
2014	2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$33,011,094	$345,530	4.19%	$31,615,006	$366,999	4.65%
Securities and money market investments	8,519,165	69,781	3.29	5,441,285	45,808	3.37
Total interest-earning assets	41,530,259	415,311	4.00	37,056,291	412,807	4.46
Non-interest-earning assets	5,342,511	6,186,968
Total assets	$46,872,770	$43,243,259
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$10,609,142	$8,396	0.32%	$8,969,149	$9,175	0.41%
Savings accounts	5,907,399	6,473	0.44	4,509,093	4,021	0.36
Certificates of deposit	7,023,958	19,060	1.10	8,860,679	22,235	1.02
Total interest-bearing deposits	23,540,499	33,929	0.58	22,338,921	35,431	0.64
Borrowed funds	15,048,416	97,232	2.62	12,381,287	102,200	3.35
Total interest-bearing liabilities	38,588,915	131,161	1.38	34,720,208	137,631	1.61
Non-interest-bearing deposits	2,341,013	2,673,879
Other liabilities	210,737	218,295
Total liabilities	41,140,665	37,612,382
Stockholders’ equity	5,732,105	5,630,877
Total liabilities and stockholders’ equity	$46,872,770	$43,243,259
Net interest income/interest rate spread	$284,150	2.62%	$275,176	2.85%
Net interest margin	2.72%	2.95%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.07	x

Core deposits (1)	$18,857,554	$14,869	0.32%	$16,152,121	$13,196	0.33%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
GAAP EARNINGS DATA:
Net income	$115,254	$120,155	$118,675
Basic earnings per share	0.26	0.27	0.27
Diluted earnings per share	0.26	0.27	0.27
Return on average assets	0.98%	1.04%	1.10%
Return on average tangible assets (1)	1.05	1.12	1.19
Return on average stockholders’ equity	8.04	8.52	8.43
Return on average tangible stockholders’ equity (1)	14.22	15.30	15.34
Efficiency ratio (2)	44.81	43.56	43.25
Operating expenses to average assets	1.23	1.27	1.40
Interest rate spread	2.62	2.82	2.85
Net interest margin	2.72	2.92	2.95
Effective tax rate	39.24	36.59	35.90
Shares used for basic EPS computation	440,570,598	439,404,805	438,703,468
Shares used for diluted EPS computation	440,570,598	439,404,805	438,708,520
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 10 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.
	March 31, 2014	December 31, 2013	March 31, 2013
CAPITAL MEASURES:
Book value per share	$12.97	$13.01	$12.85
Tangible book value per share (1)	7.44	7.45	7.26
Stockholders’ equity to total assets	12.07%	12.29%	12.73%
Tangible stockholders’ equity to tangible assets (1)	7.30	7.42	7.61
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.37	7.50	7.75
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 10 of this release.
	March 31, 2014	December 31, 2013	March 31, 2013
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	7.79%	7.86%	8.31%
Tier 1 risk-based capital ratio	11.98	12.22	12.40
Total risk-based capital ratio	12.65	12.96	13.14
New York Commercial Bank
Leverage capital ratio	10.82%	11.49%	11.26%
Tier 1 risk-based capital ratio	14.69	14.84	16.53
Total risk-based capital ratio	15.12	15.33	17.05
(1)	The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032